Exhibit 10.1

Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
Phone 443 367 5500
Fax 410 997 7812

January 5, 2013

M. Robert Campbell
6412 Misty Top Pass
Columbia, MD 21044
(410) 978-8838
mrobertcampbell@verizon.net

Bob,

I am pleased to offer you the position of Chief Financial Officer, for Hemagen Diagnostics, Inc.  In this role you will report directly to me and you will be expected to function as a key member of our management team.  As discussed, you will be responsible for managing all of the Financial Reporting and Human Resources functions of the company, among other things.  I would like you to start on Monday January 7, 2012 or such other date that we may mutually agree upon.

The key aspects of your employment are as follows:

Your overall compensation assuming all of the key goals are achieved will be $110,000 plus profit incentive bonus and options.

Salary - $95,000 per annum, paid bi-monthly.

Bonus – Additional Compensation:  Since there are various tasks for which timely completion is imperative, I have set up the following goals and bonus structure.  In the first 4 months there will be a grace period for setting up all systems and during this time you will automatically be paid at the full compensation rate.  The goals are as follows:
.
1.	Timely Completion of Financial Reports:
a.
Upon the timely completion of each 10Q and 10K, including all XBRL and rule 404 filing requirements in accordance with SEC guidelines, you will receive a bonus of $250 per quarter, equal to $1,000 per year.

b.	Monthly Close by 10th day of month. $250 per quarter when numbers are closed each month in the quarter on time. Goal is equal to $1,000 per year.
2.	Finished Goods Planning:
a.
Monthly Production Planning.  You will be responsible for overseeing preparation of work orders in accordance with a monthly production plan.  The plan will be coordinated with sales/customer service and a monthly meeting (at minimum) will be coordinated and held by you to communicate the production needs for the month.  Upon completion of three monthly meetings each month, you will be compensated an additional $250 per quarter or $1,000 per year.

b.
Analyst – production planning.  Ensure that we are properly ordering tablets from Siemens and that we don’t run out of tablets.  Ensure that we have a minimum of 2 months of finished inventory on the shelf.  For each quarter that we meet our finished inventory goal, you will receive $250 or $1000 annually.

i.	Maintain rolling 12 month forecast for Karen/siemens
ii.	Need T4 Material
iii.	Arrange for replacement of cliniqa tablets with new vendor
c.
Virgo –Production planning.  Ensure that we are properly ordering materials for production and planning for inventory needs.  Ensure that we have a minimum of 2 months of finished inventory on the shelf.  For each quarter that we meet our finished inventory goal, you will receive $250 or $1000 annually.

3.
Organize Monthly Financial Review Meetings:  Maintain a formal budget process and a regular monthly analysis of performance vs. budget.  Upon the timely completion of three (3) monthly budget meetings per quarter, which shall be held by the 25th day of the following month, you will receive a bonus of $250 per quarter, or $1,000 per year.

4.	Inventory Control:
a.
Prepare a quarterly review of Inventory, including maintaining control over Inventory of serums and blood products which are currently not included in inventory for the most part.  This needs to be put under better control, (-70, -20 inventory, samples etc.) we need to assign value and ensure that the materials are not incurring shrinkage and prepare and maintain a schedule of Inventory cycle counts to be completed.  Upon the timely completion of this goal, which we will review, you will receive a bonus of $250 per quarter, or $1,000 per year.

b.
Costing:  Prepare a program for revalidating costing data.  We will agree, for example that X # of products will be reviewed each quarter to ensure proper inventory valuations.  Upon the timely completion of this goal, which we will review, you will receive a bonus of $250 per quarter, or $1,000 per year.

5.	Purchasing:
a.
Prepare a plan to consolidate the top 10 raw material vendors.  The goal will be to achieve a minimum savings, and to eliminate annual price increases by preparing the bidding document and negotiating a 3 to 5 year price freeze.  This goal will be achieved when a savings of at least 90% of the targeted savings (as agreed to by management) is successfully negotiated.  This goal will be completed when all bids are awarded, and will result in $1000 in additional compensation.

b.
Organize and maintain a purchasing system to track receipt of goods on time from vendors, and issue reports to vendors with scores (i.e. days late, on time, # of orders per year, etc).   Upon the timely completion of a quarterly report, which we will review, you will receive a bonus of $250 per quarter, or $1,000 per year.  The issuance of the Score report will not impact your ability to achieve the goal as this will require substantially more organization.

6.	Backorder tracking for entire company including Brasil:
a.
Organize and maintain a system for tracking backorders which will be reviewed by all necessary parties.  We need to reduce back orders and track exactly how back orders are impacting the revenue stream.  We will agree on the parameters to measure such as how many days late shipments are sent, etc.  Upon the timely completion of quarterly report, which we will review, you will receive a bonus of $250 per quarter, or $1,000 per year.

b.	Each quarter in which we do not have a backorder in any month that exceeds $10K you will receive additional compensation of $250 per quarter or $1,000 per year.
7.	Supervise Brasil Accounting Activities: You will be responsible for all coordination of accounting activities in Brasil.
a.
Revise Expense policy for Brasil and maintain control over approving ALL expenses in Brasil.  You will coordinate with our outside accountants who prepare the monthly statements and make bill payments from our accounts.  For each quarter in which these activities are completed you will receive $250 in additional compensation or $1,000 per year.

8.
Communication of Personal Goals to Key individuals:  By March 31, 2013 you will be responsible for ensuring that the various goals are prepared and we will communicate such goals to the key individuals.  Upon completion of this goal you will receive $1,000 in additional compensation.

9.	Organize and maintain all legal agreements and properly file under lock and key. Once completed you will receive additional compensation of $1,000 per year.
10.	Profit Incentive Bonus. You will receive a bonus of 1% of Net income prior to your bonus payment.

These are the key goals that you will be responsible for among other things.  You will also be eligible, based on your individual, and the Company’s performance, to be awarded bonuses from time to time based on the recommendations of the compensation committee of the Board of Directors.

Paid Time Off – Upon completion of the ninety-day probationary period, you will receive 13 paid Comprehensive Leave Days, and 10 holidays per annum.

Health Benefits - You will receive medical coverage effective on your start date.  It is the Company’s current policy to pay 55% of the cost of the employee’s medical coverage.   Dental, short term and long-term disability insurance coverage is 100% covered by the Company.

401k Savings Plan - The Company encourages its employees to save for the future by participating in the 401k Savings Plan.  Full-time employees become eligible for participation in the plan upon hire.

Stock Options – Upon joining the Company, on your first day of work you will be granted 50,000 stock options under the Hemagen employee stock option program, (details of this plan to be forthcoming).  This stock option grant will vest equally over five years, 20% per year on the first anniversary of your start date, then 20% each year thereafter.  The exercise price of the options will be set at $.10 per share.

In addition, on an ongoing basis you will be eligible to receive additional stock options under the Company’s Stock Option Plan.  These options will vest over a period to be determined by management at the time of grant.

Employee Stock Ownership Plan – You will be eligible to participate in the Company’s employee stock ownership plan.  The Plan makes quarterly purchases of the Company’s common stock and potentially other Company securities based on the discretionary contribution authorized by the Compensation Committee of the Board of Directors for the benefit of all eligible employees.  For your information, fiscal Year 2011 contributions authorized by the Compensation Committee were equal to $10,000.  The purchases made by the Plan are allocated to the individual employees based on salary on an annual basis.  Stock purchases made by the Plan become vested over a five-year period.  A copy of ESOP plan is available upon request.

Please note that general employee benefits offered by the Company are subject to change periodically and you will be kept apprised of any changes.  Details of all of our policies can be found in our policy manual, which will be made available to you upon written acceptance of this offer.

As with all key executives, this offer is conditioned upon the completion of reference checks, a routine background and credit check, and your completion of employment testing which can be done from any computer terminal, all with your advance approval.

I look forward to working with you and welcoming you to Hemagen.  I am confident that you will be a great addition to our management team and that you will find your employment with us to be both challenging and rewarding.  If this is acceptable to you, please so indicate by signing below and returning one copy of this letter to me along with our INSIDER TRADING POLICY, and CODE OF ETHICS.  The second copy is for you.

Very Truly Yours,

/s/William P. Hales

William P. Hales
President & CEO

Please sign and return this letter as your acceptance of the position offered.

M. Robert Campbell: /s/M. Robert Campbell

Date: January 9, 2013